Exhibit 99.1

BEA Systems, Inc.
2315 North First Street
San Jose, California 95131
Telephone: (408) 570-8000
Fax: (408) 570-8901
www.bea.com

Media:	Investors:
May Petry, Director – Public Relations	Kevin Faulkner, Vice President – Investor Relations
(408) 570-8704	(408) 570-8293
may.petry@bea.com	John Kiger, Sr. Director – Investor Relations
(408) 570-8303

BEA Names William Klein Executive Vice President of Business Planning & Development

and Promotes Mark Dentinger to Executive Vice President and Chief Financial Officer

SAN JOSE, Calif.—Feb. 24, 2005—BEA Systems, Inc. (Nasdaq: BEAS), a world leader in enterprise application infrastructure software, today announced that William Klein, who has served as BEA’s Executive Vice President and Chief Financial Officer since January 2000, has been named Executive Vice President of Business Planning & Development. In his new role, Mr. Klein will focus on BEA’s business strategy, planning processes, and strategic growth initiatives. BEA also announced that Mark Dentinger has been promoted to Executive Vice President and Chief Financial Officer. Mr. Dentinger has been a senior member of the BEA finance department since 1999, and has served as Senior Vice President Finance and Principal Accounting Officer since 2002. Mr. Dentinger will be responsible for all of BEA’s finance operations and administrative functions. Both Mr. Klein and Mr. Dentinger will report to BEA’s Chairman and Chief Executive Officer, Alfred Chuang.

“With these promotions, BEA continues to strengthen our management team. As Chief Financial Officer, Bill built the systems and the team to successfully lead BEA through an explosive growth period. During Bill’s tenure, we grew from $464 million in annual revenue to $1,080 million, from $95 million in annual operating cash flow to $267 million, and from 1,900 employees to 3,300,” said Alfred Chuang, BEA’s chairman and CEO. “Mark was a key part of Bill’s team, leading the corporate finance team through its growth period, and working closely with Tom Ashburn to build a strong and profitable services organization. We look forward to the insights and perspectives Mark will bring as a new member of my direct staff.”

“As BEA continues to build our business to better serve emerging sets of customer requirements, such as services-oriented architectures, VOIP and RFID, we are focused on aligning the strategy and management team to capitalize on growth opportunities,” Chuang continued. “Congratulations to both Bill and Mark on their promotions and their new roles.”

Mr. Klein joined BEA in January 2000 as Executive Vice President of Finance and Administration and Chief Financial Officer. Prior to joining BEA, Mr. Klein had a 13-year career at Hewlett-Packard, where he served as Vice President and Chief Financial Officer of HP’s inkjet business. Prior to HP, Klein worked for seven years in public accounting and was a Senior Manager with Price Waterhouse in San Jose. He is a CPA, received his Bachelor of Science in Accounting from California State University in Chico in 1979 and completed the Executive Program at Stanford Graduate School of Business.

Mr. Dentinger joined BEA in February 1999 as Vice President of Corporate Finance, and was subsequently promoted to Vice President Finance for BEA’s Worldwide Services Division and Senior Vice President Finance, Corporate Controller and Principal Accounting Officer. Prior to joining BEA,

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BEA Names Bill Klein to Executive Vice President of Business Planning & Development

February 24, 2005 / Page 2

Mr. Dentinger spent 6 years at Compaq in various finance roles including division controller and division director of finance. Prior to Compaq, Mark had a 10-year career in public accounting and was a Senior Manager for Ernst & Young. He is a CPA, received his Bachelor of Science in Economics from St. Mary’s College of California and his Masters in Business Administration from the University of California, Berkeley.

About BEA

BEA Systems, Inc. (Nasdaq: BEAS) is a world leader in enterprise infrastructure software, helping enable companies to improve business responsiveness through service-oriented architecture (SOA), a software design approach that more closely aligns IT with business objectives. With 15,000 customers worldwide including the majority of the Fortune Global 500, BEA and its WebLogic® and Tuxedo® brands are among the most trusted names in business technology.

Headquartered in San Jose, Calif., BEA has 77 offices in 37 countries. More information on BEA products and services is available on the Web at www.bea.com.

Legal Notice Regarding Forward-Looking Statements

Some of the statements in this press release are forward-looking, including statements regarding capitalizing on growth opportunities; future operations; and future events. Statements that include the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” or “continue,” or other comparable terminology, are forward-looking statements. BEA’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties BEA faces that could cause results to differ materially include risks associated with: the timing of our resellers’ and partners’ future investments in resources to facilitate our go-to-market strategy; quarterly fluctuation in customer spending due to economic, geopolitical, competitive and other factors; dependence on growth of the markets for BEA’s products; the rate of any recovery in information technology spending by our customer base; dependence on new product introductions and enhancements; the introduction by competitors of new products and pricing strategies; market acceptance of BEA’s products and enhancements such as our recently introduced BEA WebLogic Platform 8.1; length of BEA’s sales cycle; dependence on acceptance of BEA’s products by channel partners; dependence on success of BEA’s channel partners; integration of past and future acquisitions; dependence on hiring key personnel; rapid technological change; potential software defects (particularly with regard to newly introduced products); and significant leverage and debt service requirements. Readers should also refer to the section entitled “Risk Factors That May Impact Future Operating Results” on pages 29 through 43 of BEA’s Report on Form 10-Q for the fiscal quarter ended October 31, 2004, as well as similar disclosures in subsequent BEA SEC filings. The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.

NOTE: BEA, Tuxedo, WebLogic, and BEA WebLogic Server are registered trademarks and BEA WebLogic Enterprise Platform, BEA WebLogic Integration, BEA WebLogic Portal, BEA WebLogic JRockit, BEA WebLogic Platform, BEA WebLogic Express, BEA WebLogic Workshop, BEA WebLogic Java Adapter for Mainframe, BEA Liquid Data for WebLogic, BEA eLink, and BEA WebLogic Enterprise Security are trademarks of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

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